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                                     EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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(Thousands except                                       Three Months               Nine Months
per share amounts)                                   Ended September 30,       Ended September 30,
                                                      1995         1994         1995         1994
PRIMARY                                               ----         ----         ----         ----

   Average shares outstanding                       11,756       10,640       11,052       10,614

   Net effect of dilutive stock
      options--based on the
      treasury stock method using
      average market price                             539          180          466          225
                                                  --------     --------     --------     --------
                TOTAL                               12,295       10,820       11,518       10,839
                                                  ========     ========     ========     ========

   Net income                                      $ 2,468      $ 1,317      $ 5,577      $ 3,967
                                                  ========     ========     ========     ========

   Per share amount                                $  0.20      $  0.12      $  0.48      $  0.37
                                                  ========     ========     ========     ========

FULLY DILUTED

   Average shares outstanding                       11,756       10,640       11,052       10,614

      Net effect of dilutive stock options--
          based on the treasury stock method
          using the quarter-end market price,
          if higher than the average market
          price                                        549          206          549          225
                                                  --------     --------     --------     --------

                 TOTAL                              12,305       10,846       11,601       10,839
                                                  ========     ========     ========     ========
   Net income                                      $ 2,468      $ 1,317      $ 5,577      $ 3,967
                                                  ========     ========     ========     ========
   Per share amount                                $  0.20      $  0.12      $  0.48      $  0.37
                                                  ========     ========     ========     ========



NOTE:  Financial data for all periods have been restated to reflect two acquisitions in May 1995, each accounted for as a pooling of interests in which 279,081 total shares were issued.

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